As filed with the Securities and Exchange Commission on September 22, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIDAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4180556
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Arlington Heights Road Itasca, Illinois	60143
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Midas, Inc. Stock Incentive Plan

(Full Title of the Plan)

Alvin K. Marr

Senior Vice President, Secretary and General Counsel

Midas, Inc.

1300 Arlington Heights Road

Itasca, Illinois 60143

(630) 438-3000

(Name and address, including zip code, and telephone number, including area code, of agent for services)

Copies to:

Carter W. Emerson, P.C.

Carol Anne Huff

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee
Common Stock, $.001 par value per share	1,200,000 shares(1)(2)	$20.28(3)	$24,336,000(3)	$2,864
Preferred Stock Purchase Rights	1,200,000 rights(4)	(4)	(4)	(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents 1,200,000 shares issuable upon the exercise of stock options, stock appreciation rights, restricted stock, performance awards or any combination of the foregoing which have been or may be granted under the Amended and Restated Midas, Inc. Stock Incentive Plan.
(3)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock reported on the New York Stock Exchange on September 21, 2005.
(4)	Rights to purchase Series A Junior Participating Preferred Stock (the “Rights”) initially are attached to and trade with the shares of Common Stock being registered hereby. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) of the Securities Act or additional information about the terms of the Amended and Restated Midas, Inc. Stock Incentive Plan are available without charge by contacting:

Alvin K. Marr

Senior Vice President, Secretary and General Counsel

Midas, Inc.

1300 Arlington Heights Road

Itasca, Illinois 60143

(630) 438-3000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Midas, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005, filed on March 17, 2005.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2005, filed on May 12, 2005.

(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 2, filed on August 11, 2005.

(d)	The Company’s Current Reports on Form 8-K, filed on May 13, 2005 (to disclose entry into the Amended and Restated Midas, Inc. Stock Incentive Plan under Item 1.01); May 10, 2005 (to disclose entry into the Third Amendment to the Supply Agreement with AutoZone, Inc. under Item 1.01); May 10, 2005 (to disclose the sale of IPC-brand exhaust business under Item 8.01); March 10, 2005 and amended on March 11, 2005 (to disclose entry into various officer and director compensation agreements under Item 1.01); and February 23, 2005 (to disclose entry into the 2005 Annual Incentive Compensation Plan under Item 1.01).

(e)	The description of the Company’s Common Stock, par value $.001 per share, and the Rights associated therewith, included under the caption “Description of Capital Stock of the Companies” in Exhibit 99 to the Company’s Registration Statement on Form 10/A No. 3 (Post-Effective Amendment No. 1), filed on January 7, 1998 (Commission File No. 1-13409)).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois.

Item 6. Indemnification of Directors and Officers.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), the Company’s Certificate of Incorporation, as amended (the “Charter”), provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of the Delaware Law, which section concerns unlawful payments of dividends, stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The Charter provides that each person who is or was or had agreed to become a director or officer of the Company, or each person who is or was serving or who had agreed to serve at the request of the board of directors of the Company or an officer of the Company as a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with and pursuant to the By-Laws of the Company (the “By-Laws”). In addition, the Company may provide indemnification to its employees and agents to the extent provided by action of its board of directors pursuant to the By-Laws. The Company may also enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Charter.

The By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Law as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than Delaware Law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors of the Company. The Company’s board of directors may provide indemnification to employees and agents of the Company to the same extent as provided to directors and officers of the Company.

Pursuant to the By-Laws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The By-Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware Law for the Company to indemnify the claimant for the amount claimed, but the burden of providing such defense will be on the Company. Neither the failure of the Company (including the board of directors of the Company, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including the board of directors of the Company, independent legal counsel or shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Charter, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The By-Laws permit the Company to maintain insurance, at its expense to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law. The Company has obtained liability insurance providing coverage to its directors and officers.

The By-Laws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the Delaware Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the By-Laws or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on August 9, 2005.

MIDAS, INC.

By:	/s/ William M. Guzik
Name:	William M. Guzik
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William M. Guzik and Alvin K. Marr, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 9, 2005.

Signature	Title
/s/ Robert R. Schoeberl Robert R. Schoeberl	Chairman of the Board of Directors

/s/ Alan D. Feldman Alan D. Feldman	President and Chief Executive Officer (principal executive officer)

/s/ William M. Guzik William M. Guzik	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ James M. Haeger, Jr. James M. Haeger, Jr.	Vice President and Controller (principal accounting officer)

/s/ Thomas L. Bindley Thomas L. Bindley	Director

/s/ Archie R. Dykes Archie R. Dykes	Director

/s/ Jarobin Gilbert, Jr. Jarobin Gilbert, Jr.	Director

/s/ Diane L. Routson Diane L. Routson	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).1 of the Company’s Registration Statement on Form 10/A No. 3 (Post-Effective Amendment No. 1), filed on January 7, 1998 (Commission File No. 1-13409)).

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company, dated December 30, 1997 (incorporated by reference to Exhibit 3(i).2 of the Company’s Registration Statement on Form 10/A No. 3 (Post-Effective Amendment No. 1), filed on January 7, 1998 (Commission File No. 1-13409)).

4.3	By-Laws of the Company (as amended December 31, 1997) (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-8, filed on January 21, 1998 (Registration No. 333-44625)).

4.4	Rights Agreement, dated as of December 31, 1997, between the Company and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-8, filed on January 21, 1998 (Registration No. 333-44625)).

4.5	First Amendment to Rights Agreement, dated as of May 12, 1999, between the Company and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form 10/A No. 4 (Post-Effective Amendment No. 2), filed on May 12, 1999 (Commission File No. 1-13409)).

4.6	Second Amendment to Rights Agreement, dated as of November 11, 2003, between the Company and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.22 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2003, filed on November 12, 2003 (Commission File No. 1-13409)).

4.7	Third Amendment to Rights Agreement, dated as of November 9, 2004, between the Company and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.28 to the Midas, Inc. Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2004) (Commission File No. 1-13409).

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of Common Stock being registered hereby (filed herewith).

10.1	Amended and Restated Midas, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on May 10, 2005 (Commission File No. 1-13409)).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24	Power of Attorney (contained on the signature page to this Registration Statement).